Exhibit 99.1
                                                                    ------------

  [LOGO -- OMITTED]  THE INTERPUBLIC GROUP OF COMPANIES, INC.

               WORLDWIDE ADVERTISING AND MARKETING COMMUNICATIONS
                1271 Avenue of the Americas, New York, N.Y. 10020




                                                     New York, November 11, 2003
                                                     ---------------------------

                        INTERPUBLIC REPORTS THIRD QUARTER
Recap of Results

o Third quarter net loss was $327.1 million or ($0.85) per share, comprised of:

     o Loss from continuing operations of $416.2 million or ($1.08) per share.

     o Gain on sale of NFO WorldGroup, classified as discontinued operations, was $89.1 million or $0.23 per share.

o As part of the early stages of its turnaround program, the company continued its restructuring activities and took other actions that resulted in a number of charges, which are included in results from continuing operations:

     o Charges relating to the company's previously announced restructuring program were $57.1 million, of which $9.1 million are included in office and general expenses. The program is now expected to total up to $250 million and be complete in the first half of 2004.

     o A charge of $127.6 million, to be paid principally in Interpublic stock, reflecting management's best current estimate for pending legal actions. These primarily include the shareholder suits related to the restatement of earnings for 1997-2001. The company has disclosed the potential materiality of this litigation in its previous filings.

     o Debt prepayment penalty of $24.8 million incurred in retiring the company's highest-cost term loans.

     o Non-cash investment impairment charges of $29.7 million, relating to certain investments in which the company owns minority interests.

o A non-cash goodwill impairment charge of $221.0 million at Octagon Worldwide, a sports marketing company made up of a combination of 35 entities acquired in the late 1990s. This charge arose in connection with the annual impairment test required by SFAS 142. Octagon's projected growth and performance no longer support the carrying value of the goodwill associated with these assets. This charge represents all of the remaining goodwill within Octagon.

o    Revenue rose 2.3% in the third quarter to $1.4 billion.

o Organic revenue decreased 1.7%, improving sequentially from the prior quarter.

o Operating margin for the quarter was (12.1%). Excluding restructuring program charges and long-lived asset impairment described above, operating margin was 7.7%, compared to a like margin of 3.8% in the third quarter of 2002. A reconciliation of operating margin is included in the schedules that accompany this release.

o During the quarter, Interpublic filed a universal shelf registration in the amount of $1.8 billion. The company intends to be opportunistic in accessing the capital markets. Proceeds from any future transactions would be used for various corporate purposes.

--------------------------------------------------------------------------------
 "We are progressing through the first stage of our long-term turnaround plan. This consists of our ongoing restructuring program, as well as the actions and related charges we have announced today.

On a macro level, we are moving aggressively to put issues behind us, while simultaneously positioning our company for future growth. We are also pleased to see a firming in the economy. Interpublic has obvious untapped earnings power and a range of opportunities to unlock its potential. We are aware of the challenges, and while we are making headway, there remains much work to be done."

                             David Bell, Chairman and CEO, The Interpublic Group
--------------------------------------------------------------------------------


Operating Results


                                   Third Quarter               Nine Months
                              2003          2002          2003          2002
                           ----------------------      ------------------------
Revenue                    $ 1,418.9     $ 1,386.8     $ 4,234.0     $ 4,196.2

Operating Income (Loss)      (171.1)        (78.3)        (98.4)         256.4

Net Income (Loss)            (327.1)        (89.6)       (349.2)          79.2

EPS Continuing Ops          $ (1.08)      $ (0.26)      $ (1.17)        $ 0.15
EPS Discontinued Ops            0.23          0.02          0.26          0.05
                                ----          ----          ----          ----
EPS                           (0.85)        (0.24)        (0.91)         0.21*

                                                * Does not foot due to rounding

Revenue increased 2.3% in the third quarter to $1.4 billion compared with the year-ago quarter, aided by improving market conditions and favorable foreign currency translations. To calculate constant currency results, the company applies the current period exchange rates to local currency results for the current and year-earlier periods. On a constant currency basis, operating revenue declined 2.4% in the third quarter.

Organic revenue--defined as revenue in constant currency adjusted for acquisitions and dispositions--decreased 1.7% in the third quarter. In the United States, reported revenue decreased 0.9%, while organic revenue decreased 0.7%.

In international markets, reported revenue rose 6.8%. In constant currency, international revenue declined 4.2%, while organic revenue decreased 2.9%.

Revenue Analysis


                                               Worldwide                U.S.                   International

                                                        Nine                         Nine                       Nine
                                             3Q03       Months          3Q03        Months         3Q03        Months
                                       -------------------------------------------------------------------------------
Reported Growth                               2.3%          0.9%       (0.9%)           0%          6.8%         2.1%
Currency Translation                        (4.7%)        (4.3%)           --           --       (11.0%)       (9.8%)
                                       -------------------------------------------------------------------------------

Constant Dollar                             (2.4%)        (3.4%)       (0.9%)           0%        (4.2%)       (7.7%)

Net Acquisition/ Dispositions                 0.7%          0.2%         0.2%       (0.2%)          1.3%         0.9%
                                       -------------------------------------------------------------------------------

Organic Revenue                             (1.7%)        (3.2%)       (0.7%)       (0.2%)        (2.9%)       (6.8%)
                                       ===============================================================================

--------------------------------------------------------------------------------

            [BAR GRAPH--OMITTED] showing the following information:

                                 Organic Revenue Trend

                      Q1 2003          Q2 2003          Q3 2003
                      -------          -------          -------

                       -5.4%            -3.0%            -1.7%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
"Organic revenue again improved sequentially from the previous quarter and was the best we have posted since the first quarter of 2001. New business was solid. According to our tracking of published sources, during the quarter our agencies won approximately $850 million of annualized net new billings. We have also had great success in recruiting senior talent to a number of our companies, which should help our future competitive position."
                             David Bell, Chairman and CEO, The Interpublic Group
--------------------------------------------------------------------------------

Revenue by Discipline and Geography

Advertising and media revenue, representing 63.8% of total revenue, increased 4.1% to $904.9 million in the third quarter. In the United States, revenue decreased 0.4% to $492.4 million. In international markets, reported revenue increased 10.1% to $412.5 million, as the benefit of foreign currency translation masked continuing softness in demand. On a constant currency basis, overall advertising and media revenue decreased 1.1% in the quarter.

Marketing and communications services revenue, representing 36.2% of total revenue, fell 0.7% to $514.0 million. In the United States, revenue decreased 1.6% to $308.0 million. In international markets, reported revenue increased 0.8% to $206.0 million, again benefiting from currency translation. On a constant currency basis, overall marketing and communications services revenue decreased 4.5% in the quarter.


New Business

Major wins during the third quarter included KFC, Sanofi, France Telecom, Monster Worldwide, John Deere, Kaiser, Cadbury Schweppes, Pfizer and AARP. Significant wins already announced in the fourth quarter include Quiznos, Sepracor and Best Western.


Collaboration Update

In August, Interpublic introduced its Organic Growth Initiative (OGI) to encourage agencies within Interpublic to work together. The plan provides tools and incentives for collaborative business-building efforts.

--------------------------------------------------------------------------------
"We are changing attitudes and developing a growth culture within Interpublic.

In just a few months, from a standing start, we have already made important progress. We have over 50 collaborative assignments already on-stream in the OGI, involving approximately 300 individuals within 22 of our companies in every region of the world. These projects represent an anticipated $25 million to $30 million of annualized revenue. It's an encouraging beginning."

                             David Bell, Chairman and CEO, The Interpublic Group
--------------------------------------------------------------------------------

Operating Expenses

Salary and related expenses decreased less than 1% in the third quarter to $810.9 million, as the benefits of the company's restructuring efforts were offset in part by the impact of currency translation. Since the third quarter of 2002, headcount has declined from 47,500 to 43,500.

Office and general expenses decreased 2.4% to $506.6 million. The decrease was primarily due to reductions in occupancy and overhead costs as a result of the company's restructuring efforts, partially offset by the impact of currency translation and higher bad debt expense.

Restructuring Program

Continuing the program begun in the second quarter of 2003, the company recorded a pre-tax restructuring charge of $48.0 million ($33.8 million after tax), of which $47.6 million will be cash. Through the third quarter, the company has incurred $142.4 million of restructuring charges, of which $136.2 million will be cash and $56.9 million has been paid. The company expects to generate annualized savings of $140-150 million per year from actions taken to date.

In the quarter, restructuring charges were applied as follows:

                                     Total
                           -----------------
Severance                           $ 37.4
Facilities Costs                      10.6
                           -----------------
Total Restructuring                 $ 48.0

The company expects its restructuring program to continue through the first half of 2004 and not exceed $250 million, of which a significant portion will be cash.


Non-Operating Expenses and Taxes

Interest expense increased 18.5% to $43.5 million in the third quarter, reflecting, in part, the issuance of $800 million 4.5% convertible notes on March 11, the proceeds of which were largely used to redeem the company's zero-coupon notes on April 4. Higher average cash balances generated interest income of $9.5 million during the period, compared to $5.9 million in the 2002 quarter.

In its third quarter review, Interpublic determined that the carrying value of certain equity investments had become impaired and incurred a non-cash charge of $29.7 million.

The company's tax rate in the third quarter was negatively impacted by restructuring charges, long-lived asset impairment charges and non-deductible equity impairment charges, as well as the establishment of valuation allowances in the amount of $48.7 million related to certain deferred tax assets in international jurisdictions.


Debt and Liquidity

At September 30, 2003, Interpublic's total debt was $2.5 billion, compared to $2.9 billion a year earlier. Cash and equivalents totaled $695.5 million at September 30, 2003 compared to $615.0 million a year earlier.

On July 10, Interpublic received cash of $415 million and equity securities valued at $35.4 million in exchange for the assets of NFO WorldGroup, a market research concern. On August 8, the company repaid $142.5 million of principal amount of term loans bearing interest rates of 8% to 10%, the highest-cost debt in Interpublic's portfolio. In addition to the principal amount paid, the company paid a prepayment penalty of $24.8 million, which was recorded in the third quarter.

--------------------------------------------------------------------------------
[BAR GRAPH - OMITTED] Showing the Following information:

                                   Total Debt
                                      ($MM)

                        (As of September 30 of Each year)

                     2001             2002              2003
                     ----             ----              ----

                    $3,098           $2,876             $2,518
--------------------------------------------------------------------------------

The company has received certain amendments to its credit facility agreements that take into account the charges and expenditures described in this release. The company intends to be opportunistic in accessing the capital markets. Proceeds from any future transactions would be used for various corporate purposes.


Update on Key Strategic Priorities

During previous conference calls, the company has discussed its progress against five strategic pillars identified by management. Recent developments in these areas include:

--------------------------------------------------------------------------------
Strengthen the Balance Sheet
------------------------------

o    Refinance zero-coupon bonds |X|

o    Renew 364-day credit facility |X|

o    Sell NFO |X|

o    Improve debt maturity and liquidity |X| and ONGOING
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Improve Financial Reliability and Accountability
------------------------------------------------

o    Hire Chief Operating Officer |X|

o    Deploy additional senior finance talent |X|
           Bob Thompson, SVP Finance, IPG
           Ramesh Rajan, CFO, McCann

o    Major operating unit CFOs report to IPG Finance |X|

o    Improve financial systems - ONGOING
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Margin Improvement
------------------

o    Implement restructuring program |X| and ONGOING

o    Eliminate AMS and IPSEG infrastructures |X| and ONGOING

o    Exit certain motor sports assets |X|

o Decide on strategy re-Brands Hatch Circuits race tracks and Formula One obligations - ONGOING

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Accelerate Organic Growth
-------------------------

o    Appoint Chief Growth Officer |X|

o    Establish supplementary incentive compensation plan |X|

o Launch Organic Growth Initiative with specific incentives for organic growth |X|

o    Develop collaboration toolkit - ONGOING

o    Move from acquisition to growth culture - ONGOING
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Attract Top Management Talent - ONGOING
-----------------------------

o    New senior team (CEO, Creative Director, CFO) at McCann in Europe |X|

o    New GM at McCann New York |X|

o    New CEOs at Future Brand, MRM New York, Golin/Harris |X|

o    New management at Lowe in UK and France |X|

o    New creative leadership at all FCB US offices |X|
--------------------------------------------------------------------------------

Conference Call

Management will host a conference call today at 9AM (EDT) to discuss third quarter results and recent developments. The program and a discussion outline can be accessed at the financial section of the company's website, www. interpublic.com. An audio archive of the discussion will remain available at the site for 30 days.


About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draft, Foote, Cone & Belding Worldwide, Golin/Harris International, Initiative Media, Lowe & Partners Worldwide, McCann-Erickson, Octagon, Universal McCann and Weber Shandwick Worldwide.


Contact Information

Press:                         General Inquiries:             Analysts:
Philippe Krakowsky             Julie Tu                       Dan Leib
(212) 399-8088                 (212) 445-8456                 (212) 621-5767


Cautionary Statement

This document contains forward-looking statements. Interpublic's representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about Interpublic's beliefs and expectations, particularly regarding recent business and economic trends, the impact of litigation, dispositions, impairment charges, the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in this section. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effects of global, national and regional economic and political conditions, Interpublic's ability to attract new clients and retain existing clients, the financial success of Interpublic's clients, developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world and the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

Interpublic's liquidity could be adversely affected if Interpublic is unable to access capital or to raise proceeds from asset sales. In addition, Interpublic could be adversely affected by developments in connection with the purported class actions and derivative suits that it is defending or the SEC investigation relating to the restatement of its financial statements. Its financial condition and future results of operations could also be adversely affected if Interpublic recognizes additional impairment charges due to future events or in the event of other adverse accounting-related developments.

At any given time, Interpublic may be engaged in a number of preliminary discussions that may result in one or more acquisitions or dispositions. These opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by Interpublic. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any of these transactions may lead to increased volatility in the trading price of Interpublic's securities.

The success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired businesses into Interpublic's current operations. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract new personnel and clients.

In addition, Interpublic's representatives may from time to time refer to "pro forma" financial information, including information before taking into account specified items. Because "pro forma" financial information by its very nature departs from traditional accounting conventions, this information should not be viewed as a substitute for the information prepared by Interpublic in accordance with GAAP, including the balance sheets and statements of income and cash flow contained in Interpublic's quarterly and annual reports filed with the SEC on Forms 10-Q and 10-K. Investors should evaluate any statements made by Interpublic in light of these important factors.



THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS
                 THIRD QUARTER REPORT 2003 AND 2002 (UNAUDITED)
                   (Amounts in Millions except Per Share Data)

                                                          Three Months Ended
                                                            September 30,                Fav. (Unfav.)
                                                    -------------------------------
                                                       2003              2002              % Variance
                                                    -------------------------------     -----------------
Revenue
  United States                                     $   800.4          $   807.7               (0.9)
  International                                         618.5              579.1                6.8
                                                    ---------          ---------          ---------
Total Revenue                                         1,418.9            1,386.8                2.3
                                                    ---------          ---------          ---------

Operating Expenses
  Salaries and Related Expenses                         810.9              813.2                0.3
  Office and General Expenses                           506.6              519.0                2.4
  Amortization of Intangible Assets                       1.8                2.1               14.3
  Restructuring Charges                                  48.0               12.1             (296.7)
  Long-Lived Asset Impairment                           222.7              118.7              (87.6)
                                                    ----------         ---------          ---------
Total Operating Expenses                              1,590.0            1,465.1               (8.5)
                                                    ---------          ---------          ---------

Operating Loss                                         (171.1)             (78.3)            (118.5)
                                                    ---------          ---------          ---------

Other Income (Expense)
  Interest Expense                                      (43.5)             (36.7)             (18.5)
  Debt Prepayment Penalty                               (24.8)                --                 --
  Interest Income                                         9.5                5.9               61.0
  Other Income                                            1.2                2.7              (55.6)
  Investment Impairment                                 (29.7)              (4.9)            (506.1)
  Litigation Charges                                   (127.6)                --                 --
                                                      ---------          ---------          ---------
Total Other Income (Expense)                           (214.9)             (33.0)            (551.2)
                                                    ---------          ---------          ---------

Loss before Income Taxes                               (386.0)            (111.3)            (246.8)

Provision for (Benefit of) Income Taxes                  19.5              (23.0)            (184.8)
Income Applicable to Minority Interests                 (10.4)              (7.9)             (31.6)
Equity in Net Income of Unconsolidated Affiliates        (0.3)              (0.2)             (50.0)
                                                    ---------          ---------          ---------
Loss from Continuing Operations                        (416.2)             (96.4)            (331.7)

Income from Discontinued Operations                        --                6.8                --
Gain on Disposal of Discontinued Operations              89.1                 --                --
                                                    ---------          ---------          ---------

Net Loss                                            $  (327.1)         $   (89.6)            (265.1)
                                                    =========          =========          =========

Per Share Data:
Basic EPS:
    Continuing Operations                           $   (1.08)         $   (0.26)            (315.4)
    Discontinued Operations                              0.23               0.02            1,050.0
                                                    ---------          ---------          ---------
    Total                                           $   (0.85)         $   (0.24)            (254.2)
                                                    =========          =========          =========
Diluted EPS:
    Continuing Operations                           $   (1.08)         $   (0.26)            (315.4)
    Discontinued Operations                              0.23               0.02            1,050.0
                                                    -----------        ---------          ---------
    Total                                           $   (0.85)         $   (0.24)            (254.2)
                                                    =========          =========          =========

Dividend per share                                         --          $   0.095

Weighted Average Shares:
    Basic                                               385.8              377.3
    Diluted                                             385.8              377.3

            THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED SUMMARY OF EARNINGS
                 THIRD QUARTER REPORT 2003 AND 2002 (UNAUDITED)
                   (Amounts in Millions except Per Share Data)

                                                              Nine Months Ended
                                                                September 30,                Fav. (Unfav.)
                                                        -------------------------------
                                                           2003              2002              % Variance
                                                        -------------------------------     -----------------
Revenue
  United States                                          $2,423.2           $2,422.1                0.0
  International                                           1,810.8            1,774.1                2.1
                                                         --------           --------           --------
Total Revenue                                             4,234.0            4,196.2                0.9
                                                         --------           --------           --------

Operating Expenses
  Salaries and Related Expenses                           2,544.0            2,474.1               (2.8)
  Office and General Expenses                             1,392.1            1,328.4               (4.8)
  Amortization of Intangible Assets                           9.1                6.5              (40.0)
  Restructuring Charges                                     142.4               12.1           (1,076.9)
  Long-Lived Asset Impairment                               244.8              118.7             (106.2)
                                                        ---------           --------           --------
Total Operating Expenses                                  4,332.4            3,939.8              (10.0)
                                                        --------            --------           --------

Operating Income (Loss)                                     (98.4)             256.4             (138.4)
                                                         --------           --------           --------

Other Income (Expense)
  Interest Expense                                         (128.4)            (108.9)             (17.9)
  Debt Prepayment Penalty                                   (24.8)                --                 --
  Interest Income                                            27.6               20.9               32.1
  Other Income                                                1.3                9.6              (86.5)
  Investment Impairment                                     (42.2)             (21.1)            (100.0)
  Litigation Charges                                       (127.6)                --                 --
                                                         --------           --------           --------
Total Other Income (Expense)                               (294.1)             (99.5)            (195.6)
                                                         --------           --------           --------

Income (Loss) before Income Taxes                          (392.5)             156.9             (350.2)

Provision for Income Taxes                                   36.3               79.6               54.4
Income Applicable to Minority Interests                     (19.4)             (22.1)              12.2
Equity in Net Income of Unconsolidated Affiliates            (2.2)               3.1             (171.0)
                                                         --------           --------           --------
Income (Loss) from Continuing Operations                   (450.4)              58.3             (872.6)

Income from Discontinued Operations                          12.1               20.9              (42.1)
Gain on Disposal of Discontinued Operations                  89.1                 --                 --
                                                         --------           --------           --------

Net Income (Loss)                                        $ (349.2)          $   79.2             (540.9)
                                                         ========           ========           ========

Per Share Data:
Basic EPS:
    Continuing Operations                                $  (1.17)          $   0.16             (831.3)
    Discontinued Operations                                  0.26               0.06              333.3
                                                         --------           --------           --------
    Total                                                $  (0.91)          $   0.21*            (533.3)
                                                         ========           ========           =========
Diluted EPS:
    Continuing Operations                                $  (1.17)          $   0.15             (880.0)
    Discontinued Operations                                  0.26               0.05              420.0
                                                         --------           --------           --------
    Total                                                $  (0.91)          $   0.21*            (533.3)
                                                         ========           ========           ========

         *Does not foot due to rounding

Dividend per share                                             --          $   0.285

Weighted Average Shares:
    Basic                                                   384.0              375.3
    Diluted                                                 384.0              381.1


                      INTERPUBLIC GROUP OF COMPANIES, INC.
                       RECONCILIATION OF OPERATING MARGIN
                              (Dollars in millions)

                                                2003                 2002
                                              3RD QTR               3RD QTR
                                          ---------------      ---------------

Revenue                                         $1,418.9             $1,386.8
                                            ------------        -------------

Operating Expenses:
    Salaries and related expenses                  810.9                813.2
    Office and general expenses                    506.6                519.0
    Amortization of intangible assets                1.8                  2.1
    Restructuring charges                           48.0                 12.1
    Long-lived asset impairment                    222.7                118.7
                                            ------------        -------------
        Total Operating Expenses                 1,590.0              1,465.1
                                            ------------        -------------

Operating Income - As Reported                  $ (171.1)              $(78.3)
Operating Margin - As Reported                     -12.1%                -5.6%


Add back:
    Restructuring charges                         $ 48.0               $ 12.1
    Restructuring charges in office
    & general expenses                               9.1                    -
    Long-lived asset impairment                    222.7                118.7
                                            ------------        -------------
Total restructuring program charges and
  long-lived asset impairment                      279.8                130.8
                                            ------------        -------------

Excluding Restructuring Program Charges
and Long-lived Asset Impairment:
    Operating Income                             $ 108.7               $ 52.5
    Operating Margin                                 7.7%                 3.8%

In comparing performance for 2003 with 2002, the company has excluded restructuring program and long-lived asset impairment charges because management believes the resulting comparison better reflects the company's ongoing operations. By excluding them, we can focus our comparison on the trends that have a continuing effect on the company's operations.